UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15 (d) Of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): January 18, 2007

PASW, INC.

(Exact name of Registrant as specified in its charter)

CALIFORNIA (State or other jurisdiction of incorporation or organization)	000-26855 (Commission File Number)	77-0390628 (IRS employer identification no.)
9453 Alcosta Boulevard, San Ramon, California	94583
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(925) 828-0934

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 18, 2007, PASW, Inc. entered into a Term Sheet with VirnetX Inc., a development stage software company, regarding a potential business combination.  The Term Sheet is non-binding, except for the parties’ agreement to an “Exclusivity Period” until February 28, 2007, during which period the parties have agreed not to enter into an agreement or consummate a transaction with any other party, which would preclude the consummation of the transaction.  Additionally, in the event that either party breaches its obligations to maintain exclusivity during the “Exclusivity Period,” the breaching party is required to reimburse the non-breaching party for its documented costs and expenses incurred in connection with the contemplated transaction up to an amount not to exceed $50,000.

For additional information on the other provisions of the Form 8-K, all of which are non-binding on the parties, please see the Term Sheet attached as exhibit 10.1.

This Current Report on Form 8-K is issued pursuant to Rule 135c under the

Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01    Financial Statements and Exhibits.

On January 18, 2007, PASW, Inc. issued a press release announcing that it entered into a non-binding term sheet regarding a proposed merger transaction with VirnetX, Inc., a development stage company that is engaged in software development for secure real time communications. A copy of that press release is attached to this report as Exhibit 99.1.

 (c) Exhibits

Exhibit No.	Description
10.1	Term Sheet between PASW, Inc. and VirnetX, Inc.
99.1	Press Release dated January 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2007	PASW, Inc. (Registrant)
/s/ William E. Sliney
William E. Sliney, President, Chief Financial Officer and Director